UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 28, 2016
Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 440-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Bonanza Creek Energy, Inc. (the “Company”) previously reported that it received notice on October 31, 2016 (the “Deficiency Notice Date”) of a Borrowing Base Deficiency of $50 million under its Credit Agreement dated March 29, 2011 (as amended, the “Credit Agreement”). (Capitalized terms used herein shall be deemed to have the meaning ascribed to them in the Credit Agreement.)
Under the terms of the Credit Agreement, the Company must pursue one of the following options to address the Borrowing Base Deficiency: (A) within 20 days after the Deficiency Notice Date, deliver to the Administrative Agent written notice of the Company’s election to repay Advances such that the Borrowing Base Deficiency is cured within 30 days after the Deficiency Notice Date; (B) pledge, within 30 days after the Deficiency Notice Date, additional Oil and Gas Properties acceptable to the Lenders, which the Lenders deem sufficient in their sole discretion to eliminate the Borrowing Base Deficiency; (C) within 20 days after the Deficiency Notice Date, deliver to the Administrative Agent written notice of the Company’s election to repay Advances in six monthly installments equal to one-sixth of the Borrowing Base Deficiency, with the first such installment due 30 days after the Deficiency Notice Date and each following installment due 30 days after the preceding installment; or (D) within 20 days after the Deficiency Notice Date, deliver to the Administrative Agent written notice of the Company’s election to combine the options in clause (B) and (C) above, and indicating the amount to be repaid in installments and the amount to be provided as additional Collateral.
The Company elected to repay Advances in six monthly installments equal to one-sixth of the Borrowing Base Deficiency. On November 30, 2016, the Company made the first of the six installment payments.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 28, 2016, the Company received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual because the average closing price of its common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price required by the NYSE. As of November 22, 2016, the 30 trading day average closing price of the Company’s common stock was $0.99 per share. The Company was notified of a similar violation in August, which was cured on September 30, 2016.
In accordance with the applicable NYSE procedures, the Company plans to notify the NYSE by December 8, 2016 of its intention to cure this noncompliance. The Company has six months following receipt of the Notice to regain compliance with the minimum share price requirement. The Company can regain compliance at any time during the six-month cure period if its common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30 trading day period ending on the last trading day of that month or on the last day of the cure period.
The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during this period, subject to the Company’s compliance with other listing standards. The Company’s common stock symbol “BCEI” will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing requirements. If the Company fails to regain compliance with Section 802.01C of the NYSE Listed Company Manual during the cure period, the Company’s common stock will be subject to the NYSE’s suspension and delisting procedures.

Item 7.01	Regulation FD Disclosure.
On December 2, 2016, the Company issued a press release announcing receipt of the Notice. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press release issued December 2, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Dated: December 2, 2016	By:	/s/ Cyrus D. Marter IV
	Name:	Cyrus D. Marter IV
	Title:	Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release issued December 2, 2016.